Exhibit 99.1
REMY INTERNATIONAL, INC. World Headquarters • 2902 Enterprise Drive • Anderson, Indiana 46013

For Immediate Release	February 9, 2007

Remy International Contact:

Leah Campbell

Corporate Communications

765-621-3797

Campbell.leah@remyinc.com

Remy International Closes Sale of Diesel Remanufacturing Business of Franklin

Power Products, Inc. and International Fuel Systems, Inc. to Caterpillar Inc.

Anderson, Indiana, February 9, 2007 / PR Newswire - Remy International, Inc. (“Remy International” or the “Company”), announced the closing of the sale of its light and medium truck diesel engine and component remanufacturing business (the “Business”) conducted by Franklin Power Products, Inc. and International Fuel Systems, Inc. to Caterpillar Inc. Total cash proceeds were $153.2 million, including $3.2 million of an estimated post-closing purchase price adjustment. The Company does not anticipate the purchase price will change materially when final post-closing adjustments are determined.

“We are pleased that we were able to complete the sale of these non-core businesses,” said John Weber, President and Chief Executive Officer. “Available proceeds from the sale were used to reduce our debt burden while the Company continues to focus on improving margins of its core businesses and to delever its balance sheet.”

As previously announced, the Company amended its senior secured revolving credit and term loan facility (the “Senior Credit Facility”) to effectuate the sale. Under the terms of the amendment, the first $50 million of proceeds from the transaction have been deposited in a restricted account, pledged as collateral to the Company’s lenders under the Senior Credit Facility and available for withdrawal only with the required consent of senior lenders. $7.8 million of the proceeds were retained by the Company to pay certain expenses related to the transaction and make a required distribution of available cash to a joint venture partner of the Business. The remaining $95.4 million was used to repay outstanding revolver borrowings under the Senior Credit Facility. As also announced previously, the revolving portion of the senior credit facility was permanently reduced by $40 million, from $160 million to $120 million. The Company estimates its liquidity to be $98.2 million, consisting of unrestricted cash and cash equivalents of $22.7 million and permitted availability under the Company’s revolving credit facility of approximately $75.5 million as of the closing date and after application of sale proceeds described above.

Rothschild Inc. is assisting the Company in exploring strategic alternatives to delever its balance sheet and enhance its liquidity position, which continues to be affected by debt service and other requirements and automotive industry pressures.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Caution Regarding Forward-Looking Statements:

The Company cautions readers that any such forward-looking statements are based on current assumptions and expectations which are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors including, but not limited to: risks associated with the uncertainty of future financial results and liquidity including borrowing availability under the Company’s credit facilities (to the extent permitted by the Company’s indentures), access to accounts receivable sale programs, or otherwise; availability of financing and our ability to generate positive cash flow for debt service, working capital, capital expenditures, operating expenditures or other general corporate purposes; restructuring and other risks with respect to dispositions and acquisition of assets, including integration costs and benefits and indemnification claims; general conditions in the automotive industry and the markets for our products; reduced purchases of our products by our customers and our ability to attract new customers or retain existing customers; our ability to achieve sufficient cost reductions to remain competitive; reduced demand for our customers’ products or volume reductions; our ability, our suppliers’ ability, our customers’ ability and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur including both costs and benefits; supply shortages or price fluctuations in raw materials, goods purchased for resale, utilities or other operating supplies; customs duty claims and foreign currency fluctuations; our ability to develop and produce new products that reflect market demand; our ability to respond to changes in technology or increased competition; adverse changes in laws or governmental regulations affecting our operating expenses, market conditions or demand for our products or our customers’ products; adverse changes in the economic conditions or political stability of our principal markets; liabilities arising from warranty claims or legal proceedings to which we are or may become a party or claims against us or our products; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;

our ability to attract and retain key employees; changes in laws, governmental regulations or markets for investments affecting pension plan contributions; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and the Company’s other filings with the SEC.

Remy International Website: http://www.remyinc.com

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